UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2011

Quad/Graphics, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	001-34806	39-1152983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N63 W23075 Highway 74 Sussex, Wisconsin 53089-2827

(Address of principal executive offices, including ZIP code)

(414) 566-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On July 26, 2011, Quad/Graphics, Inc. (the “Company”) entered into a $1,500,000,000 Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and U.S. Bank National Association, as Co-Syndication Agents, and PNC Bank, National Association and SunTrust Bank, as Co-Documentation Agents.

The Credit Agreement includes three different loan facilities.  The first is a revolving facility in the amount of $850,000,000, with a term of five years.  The second facility is a Term A Loan in the aggregate amount of $450,000,000 with a term of five years, subject to certain required amortization.  The third facility is a Term B Loan in the amount of $200,000,000 with a term of seven years, subject to certain required amortization.  The Credit Agreement also includes a $250,000,000 expansion option pursuant to which the Company may elect to increase the revolving commitments or enter into incremental term loans under certain circumstances.  At any time when the Company’s total leverage is 3.00 to 1.00 or greater, the Company is obligated to prepay the two term loan facilities from the net proceeds of asset sales, casualty losses, and certain indebtedness for borrowed money, and from a portion of its excess cash flow, subject to certain exceptions.

Revolving loans and Term Loan A loans made under the Credit Agreement will initially bear interest at 2.25 percent in excess of reserve adjusted LIBOR rate, or 1.25 percent in excess of an alternate base rate, and Term Loan B loans made under the Credit Agreement will bear interest at 3.00 percent in excess of reserve adjusted LIBOR Rate, with a LIBOR floor of 1.00 percent, or 2.00 percent in excess of an alternative base rate at the Company’s option.  The Company will also pay a commitment fee at the initial rate of 0.40 percent per annum.  The Company is also obligated to pay certain fees and expenses to the lenders.

Loans made under the Credit Agreement will be secured by substantially all of the assets of, and guaranteed by, the material direct and indirect domestic subsidiaries of the Company, and secured by 65 percent of the stock of certain direct and indirect foreign subsidiaries of the Company.  The Credit  Agreement also requires the Company to provide additional collateral to the lenders under the Credit Agreement in certain limited circumstances.

The Credit Agreement also contains affirmative and negative covenants which are customary for financings of this type, including, among other things, certain limitations on acquisitions, indebtedness, liens, dividends and repurchases of capital stock.  The Credit Agreement includes the following financial covenants:

•                  On a rolling four quarter basis, the total leverage ratio, defined as total consolidated debt to consolidated EBITDA, shall not exceed 3.50 to 1.00.

•                  On a rolling four quarter basis, the minimum interest coverage ratio, defined as consolidated EBITDA to consolidated cash interest expense, shall not be less than 3.00 to 1.00.  This ratio will step up to 3.25 to 1.00 on December 31, 2011 and further step up to 3.50 to 1.00 on December 31, 2012.

•                  At all times, consolidated net worth will be not less than $745,800,000 plus 40% of positive consolidated net income cumulatively for each year.

The Company may from time to time enter into arm’s length transactions and maintain customary banking and investment banking relationships with one or more of the lenders who are party to the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 4 to this Current Report on Form 8-K.

Item 2.03.               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.               Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Not applicable.

(d)                                 Exhibits.  The following exhibit is being filed herewith:

(4)           Amended and Restated Credit Agreement dated as of July 26, 2011 by and among Quad/Graphics, Inc., as the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and U.S. Bank National Association, as Co-Syndication Agents, and PNC Bank, National Association and SunTrust Bank, as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAD/GRAPHICS, INC.

Dated: July 27, 2011	By:	/s/ Andrew R. Schiesl
Andrew R. Schiesl
Vice President, General Counsel and Secretary

QUAD/GRAPHICS, INC.

Exhibit Index to Current Report on Form 8-K

Dated July 26, 2011

Exhibit Number

(4)

Amended and Restated Credit Agreement dated as of July 26, 2011 by and among Quad/Graphics, Inc., as the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and U.S. Bank National Association, as Co-Syndication Agents, and PNC Bank, National Association and SunTrust Bank, as Co-Documentation Agents.